Exhibit 99.1

February 23, 2017

Synergy Resources Reports Fourth Quarter and Year End 2016 Financial and Operating Results; Announces Company Name, Address and Ticker Symbol Change

Denver, CO--(Marketwired - 2/23/2017) -- Synergy Resources Corporation (NYSE MKT: SYRG) (“Synergy”, the “Company”, “we”, “us” or “our”), a U.S. oil and gas exploration and production company focused on the Wattenberg Area of the Denver-Julesburg Basin, reports its fourth quarter and year-end financial and operating results for the period ended December 31, 2016, and announces a company name, address and ticker symbol change.

Fourth Quarter and Year End 2016 Highlights

•	Revenues were $38.7 million and $107.1 million for the three and twelve months ended December 31, 2016, respectively

•	Net income was $5.3 million or $0.03 per diluted share and net loss was $219.2 million or $1.26 per diluted share for the three and twelve months ended December 31, 2016, respectively

•
Adjusted EBITDA was $25.5 million and $65.2 million for the three and twelve months ended December 31, 2016, respectively (see further discussion regarding the presentation of adjusted EBITDA in "About Non-GAAP Financial Measures" below)

Fourth Quarter and Year End 2016 Financial Results

The following tables present certain per unit metrics that compare results of the corresponding quarterly reporting periods:

	Three Months Ended			Year Ended
Net Volumes	12/31/2016	12/31/2015	% Chg.	12/31/2016	12/31/2015	% Chg.
Crude Oil (MBbls)	705	552	28%	2,257	2,073	9%
Natural Gas (MMcf)	3,095	2,659	16%	12,086	8,472	43%
Sales Volumes: (MBOE)	1,221	995	23%	4,271	3,485	23%
Average Daily Volumes
Daily Production (BOE/day)	13,269	10,815	23%	11,670	9,548	22%
Product Price Received
Crude Oil ($/Bbl)	$40.94	$34.37	19%	$34.43	$40.08	(14)%
Natural Gas ($/Mcf)	$3.18	$2.44	30%	$2.44	$2.71	(10)%
Average Realized Price ($/BOE)	$31.70	$25.58	24%	$25.09	$30.43	(18)%
Per unit cost information
Lease Operating Expense ($/BOE)	4.08	3.16	29%	4.67	4.61	1%
Production Tax ($/BOE)	2.64	1.92	38%	1.34	2.70	(50)%
DD&A Expense ($/BOE)	11.20	13.91	(19)%	10.93	17.81	(39)%
Non-Cash G&A Expense ($/BOE)	1.81	7.59	(76)%	2.22	4.23	(48)%
Cash G&A Expense ($/BOE)	4.21	7.92	(47)%	4.93	4.72	4%
Total G&A Expense ($/BOE)	6.02	15.51	(61)%	7.15	8.95	(20)%

The volatility of oil and natural gas prices impacted the Company's financial results throughout the year.  The Company’s fourth quarter benefited from higher prices relative to the same period a year ago as realized oil prices increased approximately 19%, averaging $40.94 per barrel versus $34.37 in the fourth quarter of 2015.  Natural gas prices averaged $3.18 per Mcf in the fourth quarter of 2016 compared to $2.44 a year ago, a 30% increase. For the full year, however, realized oil prices averaged $34.43, 14% lower than the full year 2015, while natural gas prices averaged $2.44 per Mcf, 10% lower than 2015.

Revenues for the three months ended December 31, 2016 increased 52% as compared to the three months ended December 31, 2015. This was due to the higher commodity prices realized in the quarter versus the comparable period a year ago, along with a 23% increase in sales volumes period over period. For the twelve months ending December 31, 2016, despite a 23% increase in sales volumes year over year, revenues increased only 1% as the lower prices received for the year offset the production growth.

Production taxes for the twelve months ended December 31, 2016 were favorably impacted by an adjustment of the Company’s assumed ad valorem tax rate based on its most recent filing and areas of activity. G&A expense for the twelve months ended December 31, 2016 as compared to the twelve months ended December 31, 2015 declined by approximately $647 thousand and on a per unit of production basis by 20% year over year.

Net income for the three months ended December 31, 2016 totaled $5.3 million, or $0.03 per diluted share, as compared to a net loss of $48.2 million, or $0.44 per share, in the three months ended December 31, 2015. For the twelve months ended December 31, 2016 the Company reported a net loss of $219.2 million, or $1.26 per share, as compared to a net loss of $131.7 million, or $1.27 per share in the prior year. Net losses reported in both years 2016 and 2015 were primarily the result of ceiling test writedowns of $215 million and $141 million, respectively, related to commodity price weakness over those periods.

Adjusted EBITDA for the three and twelve months ended December 31, 2016 was $25.5 million and $65.2 million, respectively, compared to $10.8 million and $86.7 million for the same three- and twelve-month periods in 2015, respectively.

2016 Operating Activity

2016 Operating Activity
		# of Wells Drilled		# of Wells Completed & Turned to Sales
		(Gross)	(Net)	(Gross)	(Net)
Vista Pad		7	6	10	9
Fagerberg Pad		14	13	14	13
Evans Pad		22	21
Williams Pad		7	7
Kawata Pad		6	4
Total wells		56	51	24	22

2016 Gross Lateral Footage
Drilled	~	450,000
Completed	~	146,000
Wells in Progress at YE '16	~	410,000

Fagerberg Pad
		Average Daily Production (Gross) *
Zone	Well Count	Oil (Bls)	Gas (Mcf)	BOE /d (2-stream)
Niobrara	10	376	779	506
Codell	4	388	680	501
* First 90 days of production

Management Commentary

Lynn A. Peterson, Chairman and CEO of Synergy commented, "The Synergy team delivered outstanding performance during 2016. While some of the many changes in 2016 are less tangible, such as moving to a calendar year end and the strengthened independence of our Board of Directors, other changes, highlighted by our acquisition of the Greeley Crescent acreage and the development of infrastructure, are features of 2016 that we are reminded of every day. Our staff nearly doubled in 2016 providing the capacity to create and begin executing on a development plan that has set the stage for differentiated growth over the coming quarters and years. All of this and much more was accomplished while simultaneously maintaining a strong financial position along with the operational flexibility to react to changing commodity prices."

Mr Peterson also noted that, "As we continue to gain confidence in commodity prices, our plan is to maintain a two rig drilling program during 2017. As a result, we now believe that capital expenditures and production for 2017 should be at the top end of our guidance range issued in September 2016. We intend to provide updated 2017 guidance as we exit the first quarter of 2017 and observe the initial performance from some of the Evans wells. We are drilling out plugs in the second tranche of six Evans wells, and the wells have been turned to flowback as that process is completed. Stimulation activity is now focused on the next group of five Evans wells on the eastern pad."

Company Name, Address and Ticker Symbol Change

The Company intends to propose that its shareholders approve a change in its legal name to “SRC Energy Inc.” at its 2017 annual meeting.  Pending the shareholder vote on the proposal, the Company intends to use the new name on a “doing business as” basis beginning on or about March 6, 2017.  In addition, the Company's domain name will become SRCenergy.com. On or about March 6, 2017 the Company's NYSE MKT ticker symbol will change to SRCI.

Synergy will be relocating to its new offices effective February 27th, 2017. Our phone numbers will not be impacted by this change.

SRC Energy Inc.
1675 Broadway, Suite 2600
Denver, CO 80202

Conference Call

The Company will host a conference call on Friday, February 24, 2017 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss the results. The call will be conducted by Chairman and CEO Lynn A. Peterson, CFO James Henderson, COOs Nick Spence and Mike Eberhard, and Manager of IR John Richardson. A Q&A session will immediately follow the discussion of the results for the quarter. Please refer to Synergy's website at www.syrginfo.com for the current corporate presentation and other news and information.

Dial-in (Toll-Free): (877) 407-9122
Dial-in (International): (201) 493-6747

Replay Information:

The Company's earnings call will be available via Webcast. A link to the Webcast can be found at www.syrginfo.com on the Investor Relations page.

Webcast URL (archived for 12 months):  http://syrginfo.equisolvewebcast.com/q4-2016

About Synergy Resources Corporation
Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Wattenberg Field of the Denver-Julesburg Basin. The Denver-Julesburg Basin encompasses parts of Colorado, Wyoming, Kansas, and Nebraska. The Company's corporate offices are located in Denver, Colorado. More company news and information about Synergy is available at www.syrginfo.com.

Important Cautions Regarding Forward Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. Forward-looking statements herein include statements regarding future production, capital projects and expenditures, drilling plans and growth. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; the volatility of the Company's stock price; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release.

Reconciliation of Non-GAAP Financial Measures
We define adjusted EBITDA as net income (loss) adjusted to exclude the impact of the items set forth in the table below because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. We believe that adjusted EBITDA is widely used in our industry as a measure of operating performance and could also be used by investors to measure our ability to meet debt covenant requirements. The following table presents a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net income (loss), its nearest GAAP measure:

SYNERGY RESOURCES CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Adjusted EBITDA:
Net (loss) income	$5,301	$(48,187)	$(219,189)	$(131,689)
Depletion, depreciation, and accretion	13,677	13,840	46,678	62,071
Full cost ceiling impairment	—	41,890	215,223	141,230
Income tax expense (benefit)	—	—	106	(14,132)
Stock-based compensation	2,206	7,474	9,491	15,162
Mark-to-market of commodity derivative contracts:
Total (gain) loss on commodity derivative contracts	4,133	(5,340)	7,750	(11,037)
Cash settlements on commodity derivative contracts	237	1,649	5,374	29,992
Cash premiums paid for commodity derivative contracts	—	(511)	—	(5,073)
Interest expense (income)	(63)	(43)	(242)	135
Adjusted EBITDA	$25,491	$10,772	$65,191	$86,659

Consolidated Financial Statements
Condensed consolidated financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the consolidated financial statements, can be found in Synergy's Annual Report on Form 10-K for the period ended December 31, 2016, which is available at www.sec.gov.

SYNERGY RESOURCES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

ASSETS	December 31, 2016	December 31, 2015
Current assets:
Cash and cash equivalents	$18,615	$66,499
Other current assets	35,569	33,199
Total current assets	54,184	99,698

Oil and gas properties and other equipment	908,736	526,847
Goodwill	40,711	40,711
Other assets	20,482	5,360

Total assets	$1,024,113	$672,616

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	92,240	74,706

Revolving credit facility	—	78,000
Notes payable, net of issuance costs	75,614	—
Asset retirement obligations	13,775	13,400
Other liabilities	1,745	—
Total liabilities	183,374	166,106

Shareholders' equity:
Common stock and paid-in capital	1,149,199	595,781
Retained deficit	(308,460)	(89,271)
Total shareholders' equity	840,739	506,510

Total liabilities and shareholders' equity	$1,024,113	$672,616

SYNERGY RESOURCES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(219,189)	$(131,689)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation, and accretion	46,678	62,071
Full cost ceiling impairment	215,223	141,230
Provision for deferred taxes	—	(14,130)
Other, non-cash items	22,615	29,044
Changes in operating assets and liabilities	(16,639)	17,304
Net cash provided by operating activities	48,688	103,830

Cash flows from investing activities:
Acquisitions of oil and gas properties and leaseholds	(511,173)	(44,471)
Capital expenditures for drilling and completion activities	(119,571)	(148,713)
Other capital expenditures	(7,044)	(8,933)
Land and other property and equipment	(5,478)	(447)
Cash held in escrow	(18,219)	—
Net proceeds from sales of oil and gas properties and land	25,350	6,239
Net cash used in investing activities	(636,135)	(196,325)

Cash flows from financing activities:
Equity financing activities	542,722	187,444
Net debt financing activities	(3,159)	(68,020)
Net cash provided by financing activities	539,563	119,424

Net increase (decrease) in cash and equivalents	(47,884)	26,929

Cash and equivalents at beginning of period	66,499	39,570

Cash and equivalents at end of period	18,615	66,499

SYNERGY RESOURCES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Oil and gas revenues	$38,695	$25,448	$107,149	$106,050

Expenses:
Lease operating expenses	4,986	3,140	19,949	16,084
Production taxes	3,223	1,909	5,732	9,394
Depreciation, depletion, and accretion	13,677	13,840	46,678	62,071
Full cost ceiling impairment	—	41,890	215,223	141,230
Transportation commitment charge	92	2,802	597	2,802
General and administrative	7,346	15,437	30,545	31,192
Total expenses	29,324	79,018	318,724	262,773

Operating income (loss)	9,371	(53,570)	(211,575)	(156,723)

Other income (expense):
Commodity derivatives gain (loss)	(4,133)	5,340	(7,750)	11,037
Interest income (expense), net	63	43	242	(135)
Total other income (expense)	(4,070)	5,383	(7,508)	10,902

Income (Loss) before income taxes	5,301	(48,187)	(219,083)	(145,821)

Income tax expense (benefit)	—	—	106	(14,132)
Net income (loss)	$5,301	$(48,187)	$(219,189)	$(131,689)

Net income (loss) per common share:
Basic	$0.03	$(0.44)	$(1.26)	$(1.27)
Diluted	$0.03	$(0.44)	$(1.26)	$(1.27)

Weighted-average shares outstanding:
Basic	200,585,800	108,664,875	173,774,035	103,934,524
Diluted	201,254,678	108,664,875	173,774,035	103,934,524

Released 2/23/2017